Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Names New Chief Financial Officer

PHILADELPHIA, PA — November 30, 2018 — (GLOBE NEWSWIRE) — Hill International, Inc. (NYSE:HIL), the global leader in managing construction risk, announced today the appointment of Todd Weintraub, CPA, as Senior Vice President and Chief Financial Officer, effective immediately.

Mr. Weintraub brings nearly 30 years of financial leadership and analysis experience to Hill, including serving as CFO, Corporate Controller, Director of Accounting, and Accounting Manager for six publicaly traded companies. Most recently, Mr. Weintraub worked with CFO Outsource, LLC, and prior to that, spent 10 years with Macquarie Infrastructure Corporation (NYSE:MIC) in New York, serving as CFO for 7 years.

Mr. Weintraub’s business experience includes serving on the Board of Directors for International Matex Tank Terminals, Atlantic Aviation, Macquarie Renewable Energy Holdings, Hawaii Gas, and Parking Company of America, where he was Chair. Mr. Weintraub is a graduate of Siena College and a Certified Public Accountant.

Hill’s Chief Executive Officer Raouf Ghali stated, “Todd is a seasoned CFO, with a history of growing shareholder value.  I believe that he will be an invaluable business partner as we execute our growth strategy.”

Mr. Weintraub replaces Interim Vice President and Interim Chief Financial Officer Greg Wolf. “As ICFO and Corporate Controller, Greg was instrumental in helping Hill through our last few quarters and finalizing our restatements,” explained Mr. Ghali. “I would like to personally thank Greg for his time and efforts in assisting our Company.”

About Hill International

Hill International, with approximately 2,800 professionals in more than 50 offices worldwide, provides program management, project management, construction management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth-largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies, and objectives for future operations are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates, and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.

Elizabeth J. Zipf, LEED AP BD+C

Senior Vice President

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

Tel: 215-309-7707

elizabethzipf@hillintl.com

InvestorCom

John Glenn Grau

President

203-295-7841

jgrau@investor-com.com

(HIL-G)